Exhibit 1.3

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED APRIL 30, 2009 AND 2008

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Noront Resources Ltd. were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in note 2 to these consolidated financial statements.

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the consolidated financial statements and (ii) the consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the years presented by the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the internal controls over the financial reporting process and the consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

8th Floor, 701 Evans Avenue	Telephone: (416) 626-6000
Toronto, Ontario	Facsimile: (416) 626-8650
Canada M9C 1A3	www.mscm.ca

AUDITORS’ REPORT

To the Shareholders of

Noront Resources Ltd.

We have audited the consolidated balance sheets of Noront Resources Ltd. as at April 30, 2009 and 2008 and the consolidated statements of deferred exploration expenditures, operations, comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Signed: “MSCM LLP”

Licensed Public Accountants

Chartered Accountants

Toronto, Ontario

July 20, 2009

Noront Resources Ltd.

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN CANADIAN DOLLARS)

April 30,	2009	2008
Assets
Current
Cash and cash equivalents	$18,932,110	$52,222,007
Restricted cash and cash equivalents	742,282	3,608,625
Marketable securities	1,399,762	4,145,278
Accounts receivable	9,418,885	5,171,131
Prepaid expenses	98,765	36,902

	30,591,804	65,183,943
Exploration advances	1,007,084	811,087
Equipment (Note 5)	222,879	24,561
Mining properties (Note 6)	1,703,399	2,882,406
Deferred exploration expenditures (Note 6)	46,342,000	22,221,925

	$79,867,166	$91,123,922

Liabilities
Current
Accounts payable and accrued liabilities (Note 12)	$4,904,449	$7,119,880
Advances from optionees	356,738	3,608,625
Site remediation provision (note 7)	532,474	—

	5,793,661	10,728,505
Site remediation provision (Note 7)	147,460	485,046

	5,941,121	11,213,551

Shareholders’ Equity
Capital stock (Note 8(b))	91,605,051	76,782,702
Warrants (Note 8(c))	—	9,479,298
Contributed surplus	20,619,979	4,462,028
Deficit	(35,530,084)	(10,550,176)
Accumulated other comprehensive loss	(2,768,901)	(263,481)

	73,926,045	79,910,371

	$79,867,166	$91,123,922

Going Concern (Note 1)

Commitments (Note 15)

Subsequent Events (Note 16)

Approved on Behalf of the Board:

“Wesley C. Hanson”	“Paul Parisotto”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

CONSOLIDATED STATEMENTS OF DEFERRED EXPLORATION EXPENDITURES

(EXPRESSED IN CANADIAN DOLLARS)

For the years ended April 30	2009	2008
Balance, beginning of year	$22,221,925	$3,072,401
Exploration expenditures	42,968,637	24,533,241
Write-offs	(13,835,858)	(466,869)
Proceeds from option payments	(30,368)	(1,651,323)
Tax credits on exploration expenditures	(4,982,336)	(3,265,525)

Balance, end of year	$46,342,000	$22,221,925

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN CANADIAN DOLLARS)

For the years ended April 30,	2009	2008
Income
Interest income	$750,267	$1,018,988
Management fee income	225,390	—

	975,657	1,018,988

Expenses
Consulting, management and office facilities (Note 12)	2,014,654	445,736
Corporate - other	1,624,615	662,087
Professional fees (Note 12)	891,831	493,883
Shareholder information	860,331	86,227
Filing fees	77,015	124,584
Amortization	55,989	13,095
Stock-based compensation (Note 9)	7,942,928	2,287,856

	13,467,363	4,113,468

Loss before the following:	(12,491,706)	(3,094,480)
Employee severance payments	1,712,386	—
Gain on sale of mineral interests	—	(1,576,493)
Mining properties and deferred exploration expenditures written-off	15,898,116	780,476
Write-down of marketable security	350,000	—

Loss before provision for income taxes	(30,452,208)	(2,298,463)
Recovery of income taxes - future (Note 11)	(5,472,300)	—

Net loss	$(24,979,908)	$(2,298,463)

Loss per share - basic and diluted (Note 13)	$(0.18)	$(0.02)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(EXPRESSED IN CANADIAN DOLLARS)

For the years ended April 30,	2009	2008
Net loss	$(24,979,908)	$(2,298,463)

Other comprehensive income (loss)
Unrealized loss on available-for-sale marketable securities, net of taxes	(2,505,420)	(892,481)

Total other comprehensive loss	$(27,485,328)	$(3,190,944)

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(EXPRESSED IN CANADIAN DOLLARS)

	Common Shares	Capital Stock	Warrants	Contributed Surplus	Deficit	Accumulated Other Comprehensive (Loss)	Total
Balance, April 30, 2007	90,057,692	$20,962,033	$6,757,634	$1,043,409	$(8,251,713)	$—	$20,511,363
Issued for McFaulds Lake extension	400,000	1,286,250	—	—	—	—	1,286,250
Issued for Escondida Project	90,000	243,500	—	—	—	—	243,500
Issued for finders fee for Escondida Project	18,115	12,137	—	—	—	—	12,137
Issued for Golden Valley option	—	—	—	—	—	—	—
Issued for Volcan 1 Copper Mine Project	40,000	210,000	—	—	—	—	210,000
Issued for Hunters Point Project	20,000	105,000	—	—	—	—	105,000
Issued for El Verde Project	60,000	315,000	—	—	—	—	315,000
Private placement	6,500,000	26,000,000	—	—	—	—	26,000,000
Flow-through private placement	—	—	—	—	—	—	—
Cost of issue - cash	—	(930,940)	—	—	—	—	(930,940)
Fair value of stock options granted	—	—	—	2,287,856	—	—	2,287,856
Exercise of options	945,000	484,000	—	—	—	—	484,000
Fair value of exercise of options	—	387,822	—	(387,822)	—	—	—
Exercise of warrants	31,263,076	31,948,149	—	—	—	—	31,948,149
Fair value of exercise of warrants	—	11,256,801	(11,256,801)	—	—	—	—
Fair value of warrants issued	—	(15,497,050)	15,497,050	—	—	—	—
Fair value of warrants expired	—	—	(1,518,585)	1,518,585	—	—	—
Tax effect on renunciation of flow-through expenditures	—	—	—	—	—	—	—
Net loss for the year	—	—	—	—	(2,298,463)	—	(2,298,463)
Cumulative transition adjustment	—	—	—	—	—	629,000	629,000
Net change in unrealized losses on available-for-sale marketable securities, net of taxes	—	—	—	—	—	(892,481)	(892,481)

Balance, April 30, 2008	129,393,883	$76,782,702	$9,479,298	$4,462,028	$(10,550,176)	$(263,481)	$79,910,371

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

(EXPRESSED IN CANADIAN DOLLARS)

	Common Shares	Capital Stock	Warrants	Contributed Surplus	Deficit	Accumulated Other Comprehensive (Loss)	Total
Balance, April 30, 2008	129,393,883	$76,782,702	$9,479,298	$4,462,028	$(10,550,176)	$(263,481)	$79,910,371
Issued for Golden Valley option	56,174	150,000	—	—	—	—	150,000
Flow-through private placement	23,587,500	18,870,000	—	—	—	—	18,870,000
Cost of issue - cash	—	(754,800)	—	—	—	—	(754,800)
Exercise of options	1,225,000	434,500	—	—	—	—	434,500
Fair value of exercise of options	—	389,827	—	—	—	—	389,827
Exercise of warrants	440,900	330,675	—	—	—	—	330,675
Fair value of exercise of warrants	—	874,447	—	—	—	—	874,447
Tax effect on renunciation of flow-through expenditures	—	(5,472,300)	—	—	—	—	(5,472,300)
Fair value of warrants exercised	—	—	(874,447)	—	—	—	(874,447)
Fair value of warrants expired	—	—	(8,604,851)	8,604,851	—	—	—
Stock options granted	—	—	—	7,942,927	—	—	7,942,927
Stock options exercised	—	—	—	(389,827)	—	—	(389,827)
Net loss for the year	—	—	—	—	(24,979,908)	—	(24,979,908)
Net change in unrealized losses on available-for-sale marketable securities, net of taxes	—	—	—	—	—	(2,505,420)	(2,505,420)

Balance, April 30, 2009	154,703,457	$91,605,051	$—	$20,619,979	$(35,530,084)	$(2,768,901)	$73,926,045

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN CANADIAN DOLLARS)

For the years ended April 30,	2009	2008
Cash and cash equivalents and restricted cash and cash equivalents (used in) provided by:
Operating activities
Net loss for the year	$(24,979,908)	$(2,298,463)
Amortization	55,989	13,095
Mining properties and deferred exploration expenditures written-off	15,898,116	780,476
Write-down of marketable security	350,000	—
Gain on sale of mineral interests	—	(1,576,493)
Stock-based compensation	7,942,928	2,287,856
Future income tax recovery	(5,472,300)	—
Net change in non-cash working capital:
Accounts receivable	(2,095,566)	(1,463,231)
Prepaid expenses	(61,863)	(9,939)
Accounts payable and accrued liabilities	209,091	225,731

	(8,153,513)	(2,040,968)

Investing activities
Mining property additions	(1,297,302)	(2,183,033)
Deferred exploration expenditures	(44,879,885)	(16,001,885)
Cash proceeds from optionees	130,000	—
Exploration tax credits received	2,866,276	456,095
Exploration advances	(195,997)	(811,087)
Acquisition of equipment	(254,307)	(31,362)
Proceeds from disposition of equipment	—	10,000

	(43,631,215)	(18,561,272)

Financing activities
Issue of common shares, net of share issue costs	18,880,375	57,501,208
Advances from optionees	(3,251,887)	3,608,625

	15,628,488	61,109,833

Change in cash, cash equivalents, and restricted cash	(36,156,240)	40,507,593
Cash, cash equivalents, and restricted cash, beginning of year	55,830,632	15,323,039

Cash, cash equivalents, and restricted cash, end of year	$19,674,392	$55,830,632

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(EXPRESSED IN CANADIAN DOLLARS)

For the years ended April 30,	2009	2008
Cash, Cash Equivalents, and Restricted Cash is Comprised of:
Cash	$18,932,110	$12,976,527
Restricted cash and cash equivalents	742,282	3,608,625
Short-term banker’s acceptances and money market investments	—	39,245,480

	$19,674,392	$55,830,632

Supplementary Cash Flow Information:
Interest received	$749,768	$801,250
Shares issued on settlement of properties option payments	$150,000	$2,171,887
Shares received on settlement of mining claims	$90,000	$4,239,834

The accompanying notes are an integral part of these consolidated financial statements.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

1.	NATURE OF BUSINESS AND GOING CONCERN

Noront Resources Ltd. (the “Company” or “Noront”) is an active resource exploration company listed on tier 2 of the TSX Venture Exchange (“TSX-V”) involved in the acquisition, exploration and development of properties prospective in base metals, including: copper, nickel, platinum group metals, vanadium and chromite. The primary focus of the Company is its Double Eagle Project at McFaulds Lake, in the Ring of Fire area (“ROF”) that is located in the James Bay Lowlands, Ontario, where Noront has had five discoveries, since August 2007. Noront also has other exploration projects and properties in Ontario, Quebec and New Brunswick within Canada, as well as in Mexico and China.

These consolidated financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. The Company has no current or foreseeable prospect of generating significant revenues. Accordingly, the success of the Company is dependent, among other things, on obtaining sufficient funding to enable the Company to explore and develop its properties. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and reflect the following policies:

Principles of Consolidation

These consolidated financial statements include the accounts of Noront Resources Ltd. (“the Company”) and its wholly-owned subsidiaries, Billiken Syndicate Inc. (“Billiken”), Noront Resources 2008 Inc., and BaoTou Noront Mineral Development Co. Ltd. (“BaoTou”) in China. All significant intercompany balances and transactions have been eliminated upon consolidation.

Cash and Cash Equivalents

The Company considers cash equivalents to be cash and short term investments with original maturities of three months or less.

Financial Instruments

The Company’s financial instruments consist of cash, cash equivalents and restricted cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities and advances from optionees.

The Company has classified its cash and cash equivalents and restricted cash and cash equivalents as held for trading, which are measured at fair value with changes in fair value being recorded in the statement of operations. The carrying value of these instruments approximates their fair values due to their short-term nature. Marketable securities are classified as available-for-sale and are measured at fair value based on quoted bid prices. Accounts receivable are classified as loans and receivables which are measured at amortized cost. Accounts payable and accrued liabilities, and advances from optionees are classified as other financial liabilities which are measured at amortized cost.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equipment

Equipment is recorded at cost. Amortization is provided over the related assets’ estimated useful lives using the following methods and annual rates:

Equipment	20 to 100%	declining balance
Furniture and fixtures	100%	declining balance
Computer equipment	30%	declining balance
Construction equipment	3 years	straight-line
Leasehold improvements	5 years	straight-line

Mining Properties and Deferred Exploration Expenditures

Mining property acquisition costs and related exploration expenditures are capitalized in the accounts and are to be amortized when production is attained or the balance thereof written off should the property be disproven by exploration or abandoned. These assets are recorded at cost and are not intended to represent present or future value. Recoverability of these assets is dependent, among other things upon: the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete exploration and development, and upon future profitable production or proceeds from disposition of such properties.

On an annual basis, the Company reviews the carrying value of deferred mining property acquisition and exploration expenditures to assess whether there has been an impairment in value. The Company recognizes write-downs for impairment where the carrying value of the mining property exceeds its estimated long term net recoverable value. Recoverable value is estimated based upon current exploration results and upon management’s assessment of the future probability of positive cash flows from the property or from the sale of the property.

Remediation Provision

Obligations associated with the retirement of tangible long-lived assets are recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. These obligations are capitalized in the accounts of the related long-lived assets and are amortized over the useful lives of the related assets. It is possible that the Company’s estimates of its ultimate asset remediation obligations could change as a result of changes in regulations, the extent of environmental remediation required and the means of reclamation or costs estimates. Changes in estimates are accounted for prospectively from the period these estimates are revised.

Revenue Recognition

Interest and management fee income is recognized when earned and where a reasonable expectation of collection exists.

Environmental Expenditures

The operations of the Company are subject to regulations governing the environment, including future site removal and reclamation costs for mining properties. The Company’s policy is to meet the standards set by regulations and the Company incurs expenditures to comply with them. At April 30, 2009, the Company has accrued a remediation provision related to the Windfall Lake project (Note 7). To date, no other environmental obligations that would have a material effect on the operations of the Company have been identified.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Joint Ventures

A portion of the Company’s exploration activities is conducted jointly with others whereby the Company enters into agreements that provide for specified percentage interests in mining properties. Joint venture accounting, which reflects the Company’s proportionate interest in mining properties is applied by the Company only when commercial feasibility is established and the parties enter into formal comprehensive agreements for ownership and mining participation terms.

Flow-through Shares

The Company has financed a portion of its exploration activities through the issuance of flow-through shares. Under the terms of the flow-through share agreements, the tax attributes of the related expenditures are renounced to subscribers. To recognize the foregone tax benefits to the Company, the carrying value of the shares issued is reduced by the tax effect of the tax benefits renounced to subscribers. The foregone tax benefit is recognized at the time of renouncement provided there is reasonable assurance that the expenditures will be incurred.

Earnings (Loss) per Common Share

The basic earnings (loss) per share is calculated based upon the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed using the treasury stock method. Stock options and warrants outstanding are not included in the computation of diluted earnings (loss) per share if their inclusion would be anti-dilutive.

Stock-based Compensation Plans

The Company has in effect a Stock Option Plan (“the Plan”), which is described in note 9. Stock options awarded to non-employees and employees are accounted for at fair value. Fair value is calculated using the Black-Scholes model with the assumptions described in note 9. Consideration paid on the exercise of stock options is credited to share capital together with any accumulated contributed surplus.

Income Taxes

The Company accounts for income taxes using the asset and liability method of accounting. Under this method, future income tax assets and future income tax liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The future benefits of income tax assets including unused tax losses, are recognized subject to a valuation allowance, to the extent that it is more likely than not that such losses will be ultimately utilized. These future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.

Measurement Uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Black-Scholes option valuation model used by the Company to determine fair values, was developed for use in estimating the fair value of freely traded options. This model requires input of highly subjective assumptions including future stock volatility and expected time until exercise. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options granted during the year.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capital Disclosures and Financial Instruments - Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards: Capital Disclosures (Handbook Section 1535), Financial Instruments - Disclosures (Handbook Section 3862), and Financial lnstruments - Presentation (Handbook Section 3863). These new standards became effective for the Company on May 1, 2008.

Capital Disclosures

Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives. policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. The Company has included disclosures recommended by the new Handbook section in Note 3 to these consolidated financial statements.

Financial Instruments

Handbook Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments - Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Company has included disclosures recommended by the new Handbook section in Note 4 to these consolidated financial statements.

General Standard of Financial Statement Presentation

In June 2007, the CICA amended Handbook Section 1400, Going Concern, to assess an entity’s ability to continue as a going concern and disclose any material uncertainties that cast doubt on its ability to continue as a going concern. Section 1400 is effective for interim and annual reporting periods beginning on or after January 1, 2008. The application of this new standard had no impact on the Company’s consolidated financial statements as at and for the year ended April 30, 2009.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the CICA issued EIC-173 Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. This guidance clarified that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities including derivative instruments. This guidance is applicable to fiscal periods ending on or after January 20, 2009. The application of this new standard had no impact on the Company’s consolidated financial statements as at and for the year ended April 30, 2009. The Company is continually evaluating its counterparties and their credit risks.

Mining Exploration Costs

On March 27, 2009, the Emerging Issues Committee of the CICA issued an abstract EIC-174, Mining Exploration Costs, which provides guidance on capitalization of exploration costs related to mining properties and on impairment of capitalized exploration costs. The adoption of this abstract had no impact on the Company’s presentation of its financial position or results of operations as at April 30, 2009.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Future Accounting Changes

Business Combinations. Consolidated Financial Statements and Non-Controlling Interests

The CICA issued three new accounting standards in January 2009: Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling Interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011. The Company is in the process of evaluating the requirements of the new standards.

Sections 1582 replaces section 1581 and establishes standards for the accounting for a business combination. It provides the Canadian equivalent to International Financial Reporting Standard IFRS 3 - Business Combinations. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Sections 1601 and 1602 together replace section 1600, Consolidated Financial Statements. Section 1601, establishes standards for the preparation of consolidated financial statements. Section 1601 applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of International Financial Reporting Standard lAS 27 - Consolidated and Separate Financial Statements and applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board (“AcSB”) formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008, the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of IFRS on its financial statements.

Goodwill and Intangible Assets

In November 2007, the CICA approved Handbook Section 3064, Goodwill and Intangible Assets which replaces the existing Handbook Sections 3062, Goodwill and Other Intangible Assets and 3450 Research and Development Costs. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008, with earlier application encouraged. The standard provides guidance on the recognition, measurement and disclosure requirements for goodwill and intangible assets. The Company is currently assessing the impact of this new accounting standard on its financial statements.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

3.	CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company defines capital to include its capital stock, warrant, and option components of its shareholders equity.

The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management has chosen to mitigate the risk and uncertainty associated with raising additional capital within current economic conditions by:

i)	minimizing discretionary disbursements;

ii)	reducing or eliminating exploration expenditures which are of limited strategic value;

iii)	exploring alternate sources of liquidity.

The Company may continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the year ended April 30, 2009. The Company is not subject to externally imposed capital requirements.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

4.	PROPERTY AND FINANCIAL RISK FACTORS

a)	Property Risk

The Company’s major mineral property is the Double Eagle Property - “Ring of Fire”. Unless the Company acquires or develops additional material properties, the Company will be mainly dependent upon its existing property. If no additional major mineral properties are acquired by the Company, any adverse development affecting the Company’s property would have a materially adverse effect on the Company’s financial condition and results of operations.

b)	Financial Risk

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate, and commodity price risk).

Risk management is carried out by the Company’s management team with guidance from the Audit Committee under policies approved by the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

Credit Risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, restricted cash and cash equivalents, accounts receivable. Cash and cash equivalents and restricted cash and cash equivalents, consist of cash on hand, term deposits and high yield deposit accounts with reputable financial institutions which are closely monitored by management. Financial instruments included in accounts receivable consist of sales tax receivable from government authorities in Canada and exploration advances held with service providers. Accounts receivable are in good standing as of April 30, 2009. Management believes that credit risk with respect to financial instruments included in cash and cash equivalents and accounts receivable is remote.

Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at April 30, 2009, the Company had a cash and cash equivalents and restricted cash and cash equivalents balances of $19,674,392 (April 30, 2008 - $55,830,632) and a liquid marketable securities balance of $1,399,762 (April 30, 2008 - $4,145,278) to settle current liabilities of $5,793,661 (April 30, 2008 - $10,728,505). All of the Company’s financial liabilities other than advances from optionees have contractual maturities of less than 30 days and are subject to normal trade terms. The Company remains dependent upon financing from capital markets.

Market Risk

Market risk is the risk of loss that might arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

a)	Interest Rate Risk

The Company has cash balances and no interest-bearing debt. The Company’s current policy is to invest excess cash in deposit accounts managed by its banking institution and investment-grade short-term deposit certificates. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

4.	PROPERTY AND FINANCIAL RISK FACTORS (Continued)

b)	Financial Risk (Continued)

Market Risk (Continued)

b)	Foreign Currency Risk

The Company’s functional currency and reporting currency is the Canadian dollar and major purchases are transacted in Canadian dollars. As such, the Company’s exposure to foreign currency risk is remote. The Company does not currently have any plans for exploration activities in foreign jurisdictions.

c)	Price Risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices as it relates to valuable minerals, individual equity movements, and the stock market to determine the appropriate course of action to be taken.

Sensitivity Analysis

The Company has classified its cash, cash equivalents and restricted cash and cash equivalents as held for trading, which are measured at fair value with changes in fair value being recorded in the statement of operations. The carrying value of these instruments approximates their fair values due to their short-term nature. Marketable securities are classified as available-for-sale and are measured at fair value based on quoted bid prices. Accounts receivable are classified as loans and receivables which are measured at amortized cost. Accounts payable and accrued liabilities, and advances from optionees are classified as other financial liabilities which are measured at amortized cost.

As at April 30, 2009, the carrying and fair value amounts of the Company’s financial instruments are approximately equivalent.

Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are “reasonably possible” over a twelve month period.

i)	Held-for-trading assets includes investment certificates and interest bearing deposits accounts totaling $19,674,392 subject to varying interest rates. Sensitivity to a plus or minus 1% change in rates would affect the reported net income by approximately $196,744.

ii)	The Company does not hold balances in foreign currencies to give rise to exposure to foreign exchange risk.

iii)	Commodity price risk could adversely affect the Company. In particular, the Company’s future profitability and viability from mineral exploration depends upon the world market price of valuable minerals. Commodity prices have fluctuated significantly in recent years. There is no assurance that, even as commercial quantities of minerals may be produced in the future, a profitable market will exist for them.

As of April 30, 2009, the Company is not a producer of valuable minerals. As a result, commodity price risk may affect the completion of future equity transactions such as equity offerings and the exercise of stock options and warrants. This may also affect the Company’s liquidity and its ability to meet its ongoing obligations.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

4.	PROPERTY AND FINANCIAL RISK FACTORS (Continued)

Sensitivity Analysis (Continued)

iv)	The Company’s marketable securities are denominated in Canadian dollars. Sensitivity to a 10% plus or minus movement in the Canadian listed equity prices would impact comprehensive loss by $139,976.

v)	Mineral property risk is significant. In particular, if an economic orebody is not found, the Company cannot enter into commercial production and generate sufficient revenues to fund its continuing operations. There can be no assurance that the Company will generate any revenues or achieve profitability or provide a return on investment in the future from any of the properties it may have an interest in.

5.	EQUIPMENT

April 30, 2009	Cost	Accumulated Amortization	Net Book Value
Construction equipment	$118,800	$19,800	$99,000
Equipment	55,703	10,552	45,151
Furniture and fixtures	43,289	32,837	10,452
Computer equipment	73,958	15,554	58,404
Leasehold improvements	13,080	3,208	9,872

	$304,830	$81,951	$222,879

April 30, 2008	Cost	Accumulated Amortization	Net Book Value
Equipment	$6,298	$5,439	$859
Furniture and fixtures	22,385	16,207	6,178
Computer equipment	15,506	3,049	12,457
Leasehold improvements	6,334	1,267	5,067

	$50,523	$25,962	$24,561

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES

As at April 30, 2009, the Company’s projects consist of:

		Mining Properties	Deferred Exploration Expenditures
a)	McFaulds Lake Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario
	100% interest in 178 claims with 2 claims subject to net smelter return (“NSR”) of 1%.	$1,428,399	$43,523,549
b)	Fishhook Project, James Bay Lowlands, Northeastern Ontario
	Option to earn up to 60% in a series of claims owned by East-West Resources Inc.	100,000	921,908
c)	Golden Valley Project, Ontario
	Option to earn up to a 35% interest in the property located in the James Bay lowlands owned by Golden Valley Mines Ltd.	175,000	903,549
d)	Garden Island, Quebec
	25% interest in the Garden Island gold-base metal property with an option to earn a further 8.33% located near Val d’Or Quebec.	—	992,994

TOTAL EXPENDITURES, APRIL 30, 2009		$1,703,399	$46,342,000

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

As at April 30, 2008, the Company’s projects consist of:

		Mining Properties	Deferred Exploration Expenditures
a)	McFaulds Lake Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario
	100% interest in 178 claims with 2 claims subject to net smelter return (“NSR”) of 1%.	$976,097	$13,922,951
b)	Windfall Lake Project, Urban Township, Quebec
	100% interest in 90 claims.	856,097	6,916,176
c)	Volcan Copper Mine Project, Mexico
	Option to earn a 100% interest in the Volcan 1 copper-nickel property.	332,665	86,645
d)	El Verde Project, Mexico
	100% interest in the El Verde zinc, copper and silver property, subject to a 1.5% NSR.	437,839	167,446
e)	Iron Lake Project, Ontario
	Option to earn up to 80% of a 97 leased claim grid units in Kating & Killins Township in northern Ontario.	10,310	62,417
f)	Escondida Project, Mexico
	100% interest in the Escondida property located in the state of Sonora, Mexico, subject to a 2% NSR.	269,398	87,926
g)	Lizar Project, Ontario
	Option to earn up to a 60% interest in the property consisting of 504 claim units or 81 square kilometres, situated in Northern Ontario.	—	641,505
h)	Garden Island, Quebec
	25% interest in the Garden Island gold-base metal property with an option to earn a further 8.33% located near Val d’Or Quebec.	—	336,859

TOTAL EXPENDITURES, APRIL 30, 2008		$2,882,406	$22,221,925

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario

a)	On May 14, 2008 the Company announced a joint exploration agreement with Freewest Resources Canada Inc. (“Freewest”) to explore a key airborne geophysical anomaly, situated in the Eagle One deposit locale in the McFaulds Lake area. Under the terms of the agreement Freewest will contribute 68 acres (27.5 hectares) comprising a small portion of their 100%-owned property. Noront in turn, will contribute 70 acres (28.3 hectares) of their adjoining land to collectively form the joint-venture property.

Freewest and the Company shall share exploration costs on a 50%-50% basis and will share any mineralization found on the property on a similar basis. Freewest will act as the operator of the initial exploration program which is to be agreed upon by both parties.

b)	On July 16, 2008, the Company announced that it has entered into an option agreement with Passport Metals Inc. (“Passport”). The agreement allows Passport the option to earn a 50% legal and beneficial interest in 4.5 claims making up 72 units that encompass approximately 2,850 acres along the “Ring of Fire.”

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination agreement, the Company holds 100% interest in the above claims.

c)	On July 17, 2008, the Company entered into an option agreement with Sureshot Minerals Inc. (“Sureshot”). The agreement allows Sureshot the option to earn a 50% legal and beneficial interest in 14 claims making up 224 units along the “Ring of Fire”. The Company will act as the operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination agreement, the Company holds 100% interest in the above claims.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario (Continued)

d)	On July 18, 2008, the Company entered into an option agreement with 6897631 Canada Inc. The agreement allows 6897631 Canada Inc. the option to earn a 50% legal and beneficial interest in 10 claims making up approximately 160 units along the “Ring of Fire”. The Company will act as the operator.

The terms of the agreement call for a cash payment on execution of $130,000 (received). In order to earn its 50% interest, an aggregate work commitment of $2,275,000 in exploration expenditures on the property must be made by 6897631 Canada Inc. by March 27, 2011 as follows:

a)	$650,000 on or March 27, 2009 (received).

b)	a further $650,000 By March 27, 2010.

c)	a further $975,000 on or before March 27, 2011.

In addition, 6897631 Canada Inc. shall make the following additional payments in cash:

a)	pay to the Company on or before March 27, 2009, a further sum of $130,000 (received); and

b)	pay to the Company on or before March 27, 2010 a further sum of $130,000.

e)	During fiscal 2008, the Company entered into an option agreement with Condor Diamond Corp. and Greenstone Exploration Company Ltd. (Condor/Greenstone) to acquire two claims consisting of 8 units adjoining the Company’s Double Eagle project on the following terms:

The Company agreed to issue 175,000 shares (issued; assigned a fair value of $105,000) and complete, during the calendar year 2007, a minimum of one diamond drill hole to test several highly rated airborne geophysical targets established on the claim group and confirmed by ground geophysics after which it will have earned an undivided 50% interest on the claims, and further have the right during the second year of the agreement, to earn the balance 50% upon the issuance of a further 225,000 common shares of the Company (issued; assigned a fair value of $1,181,250).

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario (Continued)

Accordingly, as at April 30, 2009, the Company had earned a 100% interest these claims, with Condor/Greenstone retaining a 1% net smelter royalty which may be purchased by the Company at any time upon payment of the sum of $500,000 and/or at the Company’s option, issuance of an equivalent number of common shares of the Company.

f)	On November 1, 2007 White Pine Resources (formerly WSR Gold Inc.) (“WPR”) and Noront entered into an option agreement pursuant to which WPR was granted the option to acquire a 50% legal and beneficial interest in a property. The area will include 15 Claim Blocks, approximately 4,400 hectares (9,600 acres) in the “Ring of Fire”, near Noront’s nickel copper discovery.

In order to acquire its interest in the property, WPR is required to:

1.	Issue to Noront an aggregate of 400,000 common shares (received) on both parties receiving all required approvals including TSX Venture Exchange and Board of Directors approval of the Option Agreement;

2.	Incur aggregate exploration expenditures on the property of $5,000,000 over a three year period (of which $1,500,000 must be expended in the first year);

3.	Make cash payments to Noront totaling $400,000 within two years of receiving the above noted approvals of the Option Agreement (of which $200,000 must be paid in the first year, and any portion of the aggregate of $400,000 may be satisfied at the option of Noront, by the issuance to Noront of up to 800,000 common shares of WPR at a deemed price of $0.50 per share).

Upon WSR earning its 50% interest in the property, WPR and Noront shall form a joint management committee to further develop the property and Noront shall act as Operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination agreement, the Company holds 100% interest in the above claims.

g)	On December 11, 2007, Noront, Baltic Resources Inc. (“Baltic”) and Temex Resources Corp. (“Temex”) announced that they had completed a significant land acquisition campaign in the “Ring of Fire”. The new properties, located in the general area of Noront’s Double Eagle Ni-Cu-PGE discovery, were acquired by Temex on behalf of Noront, Temex, and Baltic collectively the Staking Syndicate (“Staking Syndicate”). A total of 120 mining claims comprising 1900 claim units totaling 76,000 acres (the “Claims”) were acquired on behalf of the Staking Syndicate.

Subsequent to the staking campaign, Noront, Temex, and Baltic entered into a binding Letter of Agreement whereby each party has agreed to grant the other two parties a 100% interest in one third of the total claims staked, with each of the parties retaining a 1% Net Smelter Returns (“NSR”) royalty in the claims granted to the other parties. Therefore each party has a 100% interest in one third of the claim units and a 1% NSR royalty in two thirds of the claim units. Temex acted as operator of the Staking Syndicate.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario (Continued)

h)	On January 3, 2008 Southampton Ventures Inc. (TSXV: SV) (“Southampton”) and the Company entered into an option agreement pursuant to which Southampton was granted the option to acquire a 50% legal and beneficial interest in 12 claim blocks (covering a total of 168 units or approximately 6,720 acres) in the “Ring of Fire”, approximately 25 km. northeast of the Company’s Eagle One discovery.

In order to acquire its interest in the property, Southampton is required to:

1.	At Southampton’s option, make a payment to the Company of $200,000 or issue to the Company an aggregate of 266,667 common shares of Southampton (received) on both parties receiving all required approvals, including any TSX Venture Exchange approval and Board of Directors approval of the Option Agreement.

2.	Incur aggregate exploration expenditures on the property of $3,500,000 over a three year period (of which $1,000,000 must be expended in the first year);

3.	Make total cash payments to the Company totaling $400,000 within two years of receiving the above noted approvals of the option agreement (of which $200,000 must be paid in the first year, and any portion of the aggregate of $400,000 may be satisfied at the option of the Company, by the issuance to the Company of up to 533,334 common shares of Southampton at a deemed price of $0.75 per share).

Upon Southampton earning its 50% interest in the property, Southampton and the Company shall form a joint management committee to further develop the property as a joint venture with the Company continuing to act as the operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination of the agreement, the Company holds 100% interest in the above claims.

i)	On January 15, 2008, the Company entered into an option agreement with Seafield Resources Ltd. (TSXV: SFF) (“Seafield”) pursuant to which Seafield has been granted the option to acquire a 50% legal and beneficial interest in 6 claim blocks, (covering a total of 96 claim units or approximately 3,840 acres). The property is located in the “Ring of Fire”, some 60 km north of the Company’s Eagle One copper-nickel-PGE discovery. In addition to the September 2007 discovery, exploration in the McFauld’s Lake and surrounding “Ring of Fire” area in recent years has identified significant base metal massive sulphide deposits as well as occurrences of diamonds and gold mineralization.

In order to acquire its interest in the property, Seafield is required to:

1.	Make an initial payment to the Company of $120,000 or issue to the Company an aggregate of 342,857 common shares of Seafield (received) on both parties receiving all required approvals, including any TSX Venture Exchange approval and Board of Directors approval of the Option Agreement;

2.	Incur aggregate exploration expenditures on the property of $2,100,000 over a three year period (of which $600,000 must be expended in the first year);

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario (Continued)

3.	Make total cash payments to the Company of $240,000 within two years of receiving the above noted approvals of the option agreement (of which $120,000 must be paid by the first anniversary, and any portion of the aggregate of $240,000 may be satisfied at the option of Noront, by the issuance to Noront of up to 685,714 common shares of Seafield at a deemed price of $0.35 per share).

Upon Seafield earning its 50% interest in the property, Seafield and Noront shall form a joint management committee to further develop the property as a joint venture with Noront continuing to act as the operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination of the agreement, the Company holds 100% interest in the above claims.

j)	On February 4, 2008, the Company announced that it had entered into an option agreement with Lund Gold Ltd. (TSX-V: LGD) (“Lund”) pursuant to which Lund has been granted the option to acquire a 50% legal and beneficial interest in 13 claim blocks covering a total of 169 units in the “Ring of Fire”, near the Company’s nickel copper discovery.

In order to acquire its interest in the property, Lund is required to:

1.	Issue to the Company an aggregate of 400,000 common shares of Lund, on both parties receiving all required approvals, including any TSX Venture Exchange approval and Board of Directors approval of the Option Agreement;

2.	Incur aggregate exploration expenditures on the property of $3,500,000 over a three year period (of which $1,000,000 is firm for the first year);

3.	Make total cash payments to the Company totaling $400,000 within two years of receiving the above noted approvals of the Option Agreement (of which $200,000 must be paid in the first year, and any portion of the aggregate of $400,000 may be satisfied at the option of the Company, by the issuance to the Company of up to 1,600,000 common shares of Lund at a deemed price of $0.25 per share).

Upon Lund’s earning its 50% interest in the property, Lund and the Company shall form a joint management committee to further develop the property as a joint venture with the Company continuing to act as the operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination of the agreement, the Company holds 100% interest in the above claims.

k)	On February 5, 2008, the Company announced that it had entered into an option agreement with Intrinsic Minerals Ltd. (“Intrinsic”) pursuant to which Intrinsic has been granted an option to acquire a 50% legal and beneficial interest in a property consisting of 9 claim blocks (covering a total of 144 claim units) along the “Ring of Fire”.

To earn and maintain its interest in the property, Intrinsic is required to:

1.	Pay to the Company a sum of $180,000 consisting of $90,000 in cash and 180,000 common shares of Intrinsic;

2.	Fund $3,150,000 of exploration expenditures on the property over a three year period (of which $900,000 must be incurred in the first year); and

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario (Continued)

3.	Make additional aggregate cash payments to the Company of $360,000 within two years of entering into the option agreement. The cash payments may be satisfied, at the option of the Company through the issuance to the Company of 720,000 common shares of Intrinsic.

Upon Intrinsic earning its 50% interest in the property, Intrinsic and the Company shall form a joint management committee to further develop the property as a joint venture with the Company acting as the operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination of the agreement, the Company holds 100% interest in the above claims.

l)	On February 11, 2008, the Company announced it had entered into a second option agreement with Intrinsic Minerals Ltd. (“Intrinsic”), pursuant to which Intrinsic had been granted an option to acquire a 50% legal and beneficial interest in 2 properties consisting of a total of 17 claim blocks (covering a total of 212 claim units) for a total area of 3,392 hectares along the “Ring of Fire”.

To earn and maintain its interest in the property, Intrinsic is required to:

1.	Pay to Noront a sum of $260,000 payable in the form of 520,000 common shares of Intrinsic;

2.	Fund $4,550,000 of exploration expenditures on the property over a three year period (of which $1,300,000 must be incurred in the first year); and

3.	Make additional aggregate cash payments to Noront of $520,000 within two years of entering into the option agreement. The cash payments may be satisfied, at the option of Noront, through the issuance to Noront of 1,040,000 common shares of Intrinsic.

Upon Intrinsic earning its 50% interest in the property, Intrinsic and Noront shall form a joint management committee to further develop the property as a joint venture with Noront acting as the operator.

During the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination of the agreement, the Company holds 100% interest in the above claims.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(i)	Double Eagle Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario (Continued)

m)	On April 8, 2008, the Company announced it had entered into an option agreement with Bold Ventures Inc. (“Bold”) pursuant to which Bold has been granted the option to acquire a 50% legal and beneficial interest in 6 claim blocks covering a total of 3800 acres strategically located on the “Ring of Fire”, approximately 30 km north of Noront’s Eagle One nickel, copper, PGM discovery.

In order to acquire its interest in the property, Bold is required to:

1.	Make an initial payment to Noront of $120,000 or issue to Noront a total of 240,000 common shares of Bold, on both parties receiving all required approvals, including any TSX Venture Exchange approval and board of director approval of the option agreement;

2.	Incur total exploration expenditures on the property of $2.1 million over a three year period (of which $600,000 must be expended in the first year);

3.	Make total cash payments to Noront of $240,000 within two years of receiving the above-noted approvals of the option agreement (of which $120,000 must be paid by the first anniversary, and any portion of the total of $240,000 may be satisfied at the option of Noront, by the issuance of to Noront of up to 480,000 common shares of Bold at a deemed price of $0.50 per share).

Upon Bold earning its 50% interest in the property, Bold and Noront shall form a joint management committee to further develop the property as a joint venture, with Noront continuing to act as the operator.

Subsequent to the year ended April 30, 2009, this option agreement was terminated, with all unspent funds being returned pursuant to the disposition of a mutual release. As a result of the termination of the agreement, the Company holds 100% interest in the above claims.

(ii)	Windfall Lake, Urban Township, Quebec

On January 31, 2007, the Company entered into an option agreement with Murgor Resources and Freewest Resources Canada Inc. (“Murgor/Freewest”) whereby the Company can earn an interest in Murgor/Freewest’s Windfall Lake project comprised of 29 claims adjoining to the north and northeast of Noront’s 100% owned Windfall Lake project. Under the agreement, Noront agreed to issue, subject to all regulatory approvals, 750,000 common shares in aggregate (issued) (valued at $487,500), of Noront and further match Murgor/Freewest’s total exploration dollars spent by them on the project over the past several years, estimated to be approximately $4 million over three years, in order to earn a participating 50% interest in the claims. As at April 30, 2009, management determined that further activity on this project was not warranted, and all associated costs have been written off. Subsequent to April 30, 2009, the Company entered into a property option agreement with the Eagle Hill Exploration Company underwhich the optionee may earn up to a 100% interest, subject to a 2% net smelter royalty. (Note 16(b))

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(iii)	Volcan Copper Mine, Mexico

On December 15, 2005, the Company entered into an Option Agreement for the acquisition of a 100% interest in the Volcan 1 Copper-Nickel property located in the sate of Baja California South, on the west coast of Mexico. The terms of the agreement are as follows: To pay the sum of $10,000 US (paid) and issue 100,000 common shares (issued) (valued at $25,000) upon execution of the option agreement. Thereafter at the Company’s option, to pay on the first anniversary of the agreement a further sum of $10,000 US and issue a further 100,000 common shares and again at the Company’s option, make a final payment on the second anniversary of $50,000 US and issue 150,000 shares to earn a 100% interest in the property. The Optioners shall retain a 2% NSR of which the Company retains the right to purchase back 1% of the NSR for $1 million US.

In November 2007, the Company successfully renegotiated the terms of the underlying option agreement for the Volcan Copper Mine property. The amended agreement calls for a one time stock payment of 40,000 shares (issued) in exchange for a 100% interest in the project subject to a 2% NSR. Half of the NSR or 1% may be purchased at any time for $1 million US.

As at April 30, 2009, management determined that further activity on this project was not warranted, and all associated costs have been written off. Management will continue to look for strategic alternatives in relation to this property.

(iv)	El Verde Project, Mexico

On November 23, 2006, Noront announced that it has entered into an Option Agreement with a Mexican National (Optionor) for the acquisition of a 100% interest in the “El Verde” zinc, copper, silver property located approximately 26 km north-northwest of the town of Choix in Sinaloa State, Mexico. The El Verde property consists of 305.28 hectares (696 acres).

The agreement calls for a series of cash payments totaling $745,000US, the issuance of common shares of the Company totaling 650,000 and exploration expenses totaling $600,000 as follows: Payment of the sum of $35,000 US (paid) and issuance of 250,000 common shares (issued) of Company upon execution of the option agreement and thereafter at the Company’s option issue a further 200,000 common shares within 6 months from the date of the agreement and issue a final 200,000 shares within 12 months from the date of the option agreement. In connection with this Option Agreement the Company paid a finder’s fee, in stock, to an arm’s length Corporation, and has now issued 150,000 common shares as sole consideration for all services performed by the Finder.

The Optionor it was agreed shall retain a 1.5% Net Smelter Return (NSR) over the project with the Company retaining the right at any time in whole or in part to purchase two-thirds of the NSR for $1.5 million. The Company also retains the right of first refusal for the purchase of the Optionors remaining 0.5% NSR.

In November 2007, the Company successfully renegotiated the terms of the underlying option agreement for the El Verde project in Mexico.

The original agreement called for payments totaling $745,000 US, 650,000 shares and work costs of at least $600,000 on or before November 10, 2010. By executing these payments and performing the required work programs Noront would earn a 100% interest in the claims subject to a 1.5% NSR. Noront would have the right to purchase 2/3 of the NSR or 1% at any time by paying $1.5 million US.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(iv)	El Verde Project, Mexico (Continued)

The amended agreement calls for a one time payment of 60,000 shares (issued) in exchange for a 100% interest in the claims subject to a 1.5% NSR. Two thirds of the NSR or 1% may be purchased at any time by Noront for $1.5 million US.

As at April 30, 2009, management determined that further activity on this project was not warranted, and all associated costs have been written off. Management will continue to look for strategic alternatives in relation to this property.

(v)	Escondida Project, Mexico

In May 2007, the Company entered into an option agreement to acquire a 100% interest in the Escondida property located in the state of Sonora, Mexico. The agreement calls for a series of cash payments over three years totaling $175,000 US and the issuance of 300,000 common shares of the Company over the same period (50,000 issued to date; assigned a fair value of $33,500). The optioners will retain a 2% Net Smelter Return (NSR) on the project which the Company as optionee has the right to purchase back at any time for $500,000 US for each one half of one percent of the NSR. As a finders fee for this transaction, 18,115 common shares of the Company were issued and accordingly assigned a fair value of $12,137.

In November 2007, the Company successfully renegotiated the terms of the underlying option agreement for the Escondida project.

The original agreement called for a series of cash and stock payments totaling $175,000 US and 300,000 shares for a 100% interest in the mineral claims subject to a NSR equal to 2%. The NSR may be purchased outright at a cost of $500,000 US for each 0.5% or $2,000,000 US for the 2% NSR. Noront has the right of first refusal on any offer for the NSR by a third party.

The amended agreement provides for a one time payment of 40,000 shares (issued) to acquire a 100% interest in the property. The terms of the net smelter royalty remain unchanged. The vendor will retain a 2% NSR that may be purchased for $2,000,000 US or $500,000 for each one half per cent. Noront has a right of first refusal on any third party offers for the NSR.

As at April 30, 2009, management determined that further activity on this project was not warranted, and all associated costs have been written off. Management will continue to look for strategic alternatives in relation to this property.

(vi)	Iron Lake Project, Ontario

In July 2007, the Company entered into a Letter of Intent covering the optioning of a 97 leased claim grid units in Kating & Killins Township, located within the District of Algoma, northern Ontario. The agreement calls for payment of $5,000 to the Optionors and expenditures including all lease payments of $50,000 during the first year of the agreement, which will earn the Company an 80% interest in the claim group.

An optional second payment of a further $10,000 to the Optionor during the second year of the agreement will earn the Company the balance of the interest in the claim group (100%).

As at April 30, 2009, management determined that further activtiy on this project was not warranted, and all costs were written off. The Company has not earned an interest in this project.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(vii)	Lizar Project, Ontario

In June 2007, the Company acquired the Lizar gold and base-metal property (the “Property”) located in northwestern Ontario. The Property was optioned from Freewest Resources Canada Inc.. The Lizar property consists of 504 claim units, or 81 square kilometres and is situated in Lizar, Breckenridge, Namiegos and Mosambik townships, 500 kilometres east of Thunder Bay and 90 kilometres east of the Hemlo gold mining operations near Marathon.

Under the terms of the option agreement with Freewest Resources Canada Inc. Noront may earn a 60% interest in the Property by incurring $1,000,000 of exploration expenditures over a three-year period and making a one-time cash payment of $20,000 (paid). Noront is committed to spending $400,000 on exploration during the first year of the agreement. Upon Noront earning a 60% interest in the Property, further exploration and/or development of it will be under a joint-venture agreement involving Noront Resources Limited (60%) and Freewest Resources Canada Inc. (40%).

As at April 30, 2009, management determined that further activity on this project was not warranted, and all costs were written off. The Company does not intend to incur further costs in order to meet the first year expenditure commitment required in December 2009, accordingly no interest will be earned or retained.

(viii)	Garden Island, Quebec

In July 2007, the Company entered into an agreement with a private Quebec company, TSR Resources Inc. (TSR) to acquire an interest in TSR’s Garden Island gold-base metal property. The Garden Island property is located approximately 15 km northeast of Val d’Or, Quebec and is comprised of 568 mining claims, most of which are in Pascalis, Manneville, and Senneville Townships, which lie along a northwest-southeast trending Abitibi volcanic greenstone belt.

Under the terms of the option agreement with TSR, Noront may earn up to a 33 1/3% interest (earned) in the Garden Island property by spending $500,000 (spent) of exploration by December 31, 2007 thereby earning an undivided 25% interest in the project (earned) and thereafter at Noront’s option has the right to earn an additional 8 1/3% interest by paying to TSR a further $250,000 or at Noront’s option, the equivalent dollar value in Noront’s common shares on or before December 31st, 2008 (earned). As at April 30, 2009, the Company has earned an aggregate 50% interest in this project.

(ix)	Fishhook Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario

On July 31, 2008, the Company entered into an option agreement with East West Resource Corporation (“East West”) and Temex Resources Corp. The agreement permits the Company to earn an initial 10% interest on payment of $100,000 (paid) and incurring $500,000 in exploration expenditures in the first year (incurred). The Company can earn a further 50% by making payments totaling $600,000 and incurring $4.5 million in exploration expenditures on the Fishhook Property over a three year period, subject to certain extensions as permitted by the agreement.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(x)	Golden Valley Property, James Bay Lowlands, Northeastern Ontario

On August 19, 2008, the Company was assigned by WSR Gold Inc. (“WSR”), the option to earn a 35% interest in the property located in the James Bay lowlands (the “Golden Valley Property”) owned by Golden Valley Mines Ltd. (“Golden Valley”). WSR has entered into a letter of intent with Golden Valley whereby it has the option to earn a 70% interest in the Golden Valley Property (the “Option”), and Noront can earn half of WSR’s interest in the Golden Valley Property as further described below.

In order to acquire its 35% interests in the property, Noront will be required to make payments to Golden Valley totaling $175,000 (or $350,000 in the aggregate with the payments from WSR), payable in cash and/or by the issuance of common shares of Noront (and WSR) upon the later of the execution of a definitive option agreement, or the receipt of approval from the TSX Venture Exchange. In December 2008, the Company satisfied this obligation through a cash payment of $25,000 and the issuance of 56,174 common shares with an assigned fair value of $150,000. In addition to these payments, WSR and Noront will also be required to incur aggregate exploration expenditures on the property at least $5,000,000 over a three year period (of which $1,000,000 must be expended in the first year).

Upon WSR and Noront earning their collective 70% interest in the property, WSR, Noront and Golden Valley shall enter into a joint venture agreement. The Joint Venture Agreement will require WSR and Noront to fund all project costs up to the start of commercial production from the property. Following the commencement of commercial production, any cash flow after payment of operating expenses and third party financing costs will be distributed to Noront and WSR until such time as the aggregate of their project costs, including interest, up to the commencement of commercial production have been repaid, following which such cash flow shall be distributed to the parties on a pro rata basis.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

7.	SITE REMEDIATION PROVISION

In accordance with the requirements of the Quebec Ministry of Natural Resources, the Company has developed a site remediation and restoration plan for its Windfall Lake project operations. The Company has established a provision of $679,934, representing the estimated present value of its future obligation. of this provision, $532,474 will be incurred within the next twelve months.

A summary of the changes in the site remediation provision is set out below:

	2009	2008
Balance, beginning of year	$485,046	$—
Accretion expense for the year	38,939	—
Re-measurement of site remediation provision	155,949	485,046

Balance, end of year	$679,934	$485,046

The site remediation provision liability is based upon numerous estimates and assumptions, as follows:

a)	Total undiscounted future remediation costs was estimated to be $812,411.

b)	Weighted average risk adjusted rate of 8%

c)	Expected timing of cash flows to settle the obligation is:

2010	$575,071
2011	23,734
2012	23,734
2013	23,734
2014	23,734
2015	23,734
2016	23,734
2017	23,734
2018	23,734
2019	23,734
2020	23,734

$812,411

The Company secured a financial guarantee in favour with the Minister of Finance of Quebec on August 30, 2008 in the amount of $385,046, which was satisfied by means of a letter of credit. The letter of credit is secured by a guaranteed investment certificate which is included in restricted cash and cash equivalents.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

8.	CAPITAL STOCK

(a)	AUTHORIZED

Unlimited common shares without par value

(b)	ISSUED

	NUMBER OF SHARES	VALUE
Balance at April 30, 2007	90,057,692	$20,962,033
Private placement (i)	6,500,000	26,000,000
Cost of issue - cash (i)	—	(930,940)
Shares issued for McFaulds Lake extension (Note 6(i)(e))	400,000	1,286,250
Shares issued for Volcan One project (Note 6(iii))	40,000	210,000
Shares issued for El Verde project (Note 6(iv))	60,000	315,000
Shares issued for Hunter’s Point project as a finder’s fee	20,000	105,000
Shares issued for Escondida project (Note 6(vi))	90,000	243,500
Shares issued as finders fee for Escondida project (Note 6(vi))	18,115	12,137
Exercise of options	945,000	484,000
Fair value of exercise of options	—	387,822
Exercise of warrants	31,263,076	31,948,149
Fair value of warrants exercised	—	11,256,801
Fair value of warrants issued	—	(15,497,050)

Balance, April 30, 2008	129,393,883	76,782,702
Flow-through private placement (ii),(iii)	23,587,500	18,870,000
Share issue costs (ii)	—	(754,800)
Shares issued for Golden Valley option (Note 6(x))	56,174	150,000
Exercise of options	1,225,000	434,500
Fair value of exercise of options	—	389,827
Exercise of warrants	440,900	330,675
Fair value of warrants exercised	—	874,447
Tax effect on renunciation of flow-through expenditures (iii)	—	(5,472,300)

Balance, April 30, 2009	154,703,457	$91,605,051

(i)	On February 6, 2008, the Company closed a private placement of 6,500,000 units for aggregate gross proceeds of $26,000,000. Costs of issue were comprised of an agent’s commission settled in cash for $930,940. Each unit was priced at $4.00 and consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitled the holder to purchase one common share of the Company at an exercise price of $5.00 for a period of two years from the date of issue, subject to accelerated expiry, being 30 days after the common shares of the Company have closed at or above a price of $6.00 for ten consecutive trading days on the principal exchange on which the Company’s common shares are listed for trading. The common shares and warrants comprising the units, and the common shares underlying the warrants, were subject to a hold period which expired on June 7, 2008.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

8.	CAPITAL STOCK (Continued)

(i)	On March 12, 2008, the Company announced that the conditions triggering the acceleration clause had been met, resulting in the warrants attached to the above private placement being subject to expiry at 5pm (EST), April 10, 2008.
(ii)	On December 4, 2008, the Company completed a flow-through private placement financing. Gross proceeds of $18,870,000 were raised through the issuance of 23,587,500 flow-through common shares at a price of $0.80 per share. This placement was effected on a non-brokered placement basis, with the hold periods in respect of such issuances expiring on March 29, and April 5, 2009. Finder’s fees of $754,800 were paid to various arm’s-length parties in respect of the offering.
(iii)	During the fiscal year ended April 30, 2009, the Company renounced the flow-through offering that occurred. Pursuant to the terms of the flow-through share agreements, the tax attributes of the related expenditures are renounced to subscribers. As a result, the Company is required to recognize a foregone tax benefit of $5,472,300 at the time of renouncement, which has been recognized in these financial statements as a charge against share capital.

(c)	WARRANTS

A summary of the Company’s outstanding share purchase warrants, as at April 30, 2009 and 2008 and changes during the years is presented below:

	2009	2008
Outstanding, beginning of year	4,779,500	30,453,675
Issued (i)(ii)	—	6,348,900
Exercised	(440,900)	(31,263,076)
Expired	(4,338,600)	(759,999)

Outstanding, end of year	—	4,779,500

i)	During fiscal 2008, the Company issued 3,098,900 warrants with an expiry date of December 2008 and an exercise price of $0.75 at no cost. The warrants were issued as a result of the exercise of 491,200 Tranche A warrants and 2,607,700 Tranche B warrants. The fair value of the 3,098,900 warrants was calculated to be $13,529,359 using the Black-Scholes pricing model based on the following assumptions: dividend yield 0%, expected volatility range of 162% to 276%, risk-free interest rate range of 2.81% to 4.28% and an expected average life of of 9.5 months.
ii)	On February 6, 2008, the Company issued 3,250,000 warrants in conjunction with the private placement described in note 8(b)(i) an exercise price of $5.00, with a two year term. The fair value of the 3,250,000 warrants was estimated using the Black-Scholes pricing model based on the following assumptions: dividend yield of 0%; risk-free interest rate of 3.29%; expected life of two years; and volatility of 99%. Based on the above, a fair value of $1,967,691 was estimated. These warrants were subjected to an accelerated expiry clause as described in note 8(b)(i) above.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

9.	STOCK-BASED COMPENSATION

Under the provisions of the Company’s 2007 Incentive Stock Option Plan, an aggregate maximum of 10% of the issued and outstanding common shares may be issued for granting of options to directors, senior officers, full time employees of the Company, affiliates or subsidiaries, or any consultants to the Company. The terms of the awards under the Plan are determined by the Board of Directors. A summary of the status of the Company’s stock option plan as of April 30, 2009 and 2008 and changes during the years ending on those dates is presented as follows:

	2009		2008
	Number of Options	Weighted-Average Exercise Price	Number of Options	Weighted-Average Exercise Price
Balance, opening	2,700,000	$1.51	2,970,000	$0.44
Granted	4,530,000	$2.24	925,000	$3.57
Exercised	(1,225,000)	($0.35)	(945,000)	($0.51)
Cancelled/Expired	(500,000)	($3.30)	(250,000)	($0.16)

Balance, closing	5,505,000	$2.20	2,700,000	$1.51

The weighted-average remaining contractual life and weighted average exercise price of options outstanding and options exercisable as at April 30, 2009 are as follows:

Number Outstanding	Black-Scholes Value	Exercise Price	Remaining Contractual Life (Years)	Number Exercisable	Expiry Date
200,000	$—	$0.15	0.33	200,000	August 2009
550,000	353,743	$0.75	2.61	550,000	December 2011
50,000	170,950	$3.25	3.42	50,000	September 2012
500,000	1,725,000	$5.13	3.53	500,000	November 2012
50,000	153,500	$4.86	3.62	50,000	December 2012
1,655,000	5,478,051	$3.90	4.12	1,655,000	June 2013
100,000	290,000	$3.30	4.26	100,000	August 2013
2,400,000	1,502,400	$0.80	4.53	2,100,000	November 2013

5,505,000	$9,673,644	$2.20	3.95	5,205,000

i)	On July 17, 2007, the Company granted 50,000 stock options to a consultant of the Company at an exercise price of $0.60 expiring on July 17, 2012. A fair value of $28,600 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 4.66%; expected life of five years; and an expected volatility of 169%.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

9.	STOCK-BASED COMPENSATION (Continued)

ii)	On September 25, 2007, the Company granted 50,000 stock options to a consultant of the Company at an exercise price of $3.25 expiring on September 25, 2012. A fair value of $170,950 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 4.26%; expected life of five years; and an expected volatility of 172%.
iii)	On October 9, 2007, the Company granted 250,000 stock options to an investor relations consultant of the Company at an exercise price of $0.68 expiring on September 1, 2009. A fair value of $139,000 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 4.38%; expected life of two years; and an expected volatility of 121%. $15,444 (2008 - $123,556) has been recognized in these consolidated financial statements during the current year, in accordance with the underlying vesting terms.
iv)	On November 7, 2007, the Company granted 525,000 stock options to directors, officers and employees of the Company at an exercise price of $5.13 expiring on November 7, 2012. A fair value of $1,811,250 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 4.13%; expected life of 1.65 years; and an expected volatility of 146%.
v)	On December 12, 2007, the Company granted 50,000 stock options to a consultant of the Company at an exercise price of $4.86 expiring on December 12, 2012. A fair value of $153,500 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 3.87%; expected life of 1.65 years; and an expected volatility of 146%.
vi)	On June 10, 2008 the Company granted 2,005,000 stock options to directors, officers, consultants and employees of the Company at an exercise price of $3.90, expiring on June 10, 2013. A fair value of $6,636,550 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 3.56%; expected life of five years and a volatility of 139.3%.
vii)	On August 1, 2008, the Company issued an aggregate of 125,000 stock options to employees and a consultants with an exercise price of $3.30, expiring on August 1, 2013. A fair value of $362,500 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 3.19%; expected life of five years and a volatility of 128.9%.
viii)	On November 7, 2008, the Company issued an aggregate of 2,400,000 stock options to directors, officers with an exercise price of $0.80, expiring on November 7, 2013. A fair value of $1,502,400 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 2.77%; expected life of five years and a volatility of 130%.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

10.	SHAREHOLDER RIGHTS PLAN

In October 2007, the shareholders of the Company voted to adopt a shareholder rights plan (the “Rights Plan”). The Rights Plan is being adopted in order to reflect developments in Canada with respect to shareholder rights plans and is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Company.

The Rights Plan provides the Board and the shareholders with more time to fully consider any unsolicited take-over bid for the Company without undue pressure. Furthermore, the Rights Plan allows the Board to pursue, if appropriate, other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge.

The Rights Plan was not adopted in response to, or in anticipation of, any acquisition or take-over offer and is not intended to prevent a take-over bid for the Company. Under the Rights Plan, take-over bids that meet certain requirements intended to protect the interests of all shareholders are deemed to be “Permitted Bids”. Permitted Bids must be made by way of a take-over bid circular prepared in compliance with applicable securities laws and, among other conditions, must remain open for sixty days.

The Rights Plan is similar to other shareholder rights plans recently adopted by other Canadian corporations. Until the occurrence of certain specific events, the rights will trade with the common shares of the Company and be represented by the share certificates for such shares. The rights become exercisable only when a person, including any party related to or acting jointly or in concert with such person, acquires or announces its intention to acquire 20% or more of the outstanding common shares of the Company without complying with the “Permitted Bid” provisions of the Rights Plan. Should a non-permitted acquisition occur, each right would entitle each holder of common shares (other than the offeror or certain parties related to it or acting jointly or in concert with it) to purchase additional common shares of the Company at a 50% discount to the market price of the shares at that time.

Although the Rights Plan took effect immediately in accordance with applicable regulatory requirements, the Company submitted the Rights Plan for confirmation at a special meeting of shareholders held in October 2007. Thereafter, the Rights Plan is subject to reconfirmation at every third annual meeting of shareholders thereafter until its expiry on December 22, 2016. If the shareholders do not confirm the Rights Plan, the Rights Plan will terminate and cease to be effective at that time.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

11.	INCOME TAXES

Provision for Income Taxes

The following reconciles the expected income tax recovery at the Canadian Federal and Provincial statutory rate of 33% (2008 - 35.25%) to the amount recognized in the statement of operations:

	2009	2008
Loss before recovery of future income taxes	$(30,452,208)	$(2,298,463)

Expected income tax recovery at statutory rate	$(10,049,229)	$(810,208)
Adjustments resulting from:
Permanent differences	1,754,734	284,280
Tax rate changes and other adjustments	893,172	87,496
Increase in valuation allowance	1,929,023	438,432

Income tax recovery reflected in the statement of operations	$(5,472,300)	$—

Future Income Taxes

The Company’s future income tax assets and liabilities as at April 30, 2009 and 2008 are as follows:

	2009	2008
Future Income Tax Assets
Non-capital losses	$2,626,736	$503,622
Undepreciated capital costs	26,602	10,268
Short-term investments	119,834	587
Undeducted share issue costs	514,186	545,556

	3,287,358	1,060,033
Less: allocated against future income tax liabilities	(387,035)	(88,734)
Less: valuation allowance	(2,900,322)	(971,299)

Net future income tax assets	$1	$—

Future Income Tax Liabilities
Canadian mineral properties	(387,035)	(88,734)
Less: reduction due to allocation of applicable future income tax assets	387,035	88,734

Net future income tax liabilities	$—	$—

The Company’s non-capital income tax losses expire as follows:

2011	$63,219
2015	388,136
2027	499,732
2028	1,179,805
2029	6,923,547

$9,054,439

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

12.	RELATED PARTY TRANSACTIONS

During year ended April 30, 2009 $190,000 (April 30, 2008 - $nil) was paid or payable for management services to a company controlled by an officer and director of the Company. Included in accounts payable as at April 30, 2009 is $40,425 (April 30, 2008 - $nil) owed with respect to these services and ancillary expense reimbursements.

During the year ended April 30, 2009 $134,000 (April 30, 2008 - $nil) was paid or payable for management services to a company controlled by an officer and director of the Company. Included in accounts payable as at April 30, 2009 is $33,191 (April 30, 2008 - $nil) owed with respect to these services and ancillary expense reimbursements.

During the year ended April 30, 2009, $194,817 (April 30, 2008 - $102,466) was paid to a company controlled by a senior officer and former Director of the Company for consulting services. The Director was also reimbursed for out of pocket expenses which were incurred in the normal course of operations. Included in accounts payable and accrued liabilities is the amount of $19,662 (April 30, 2008 - $nil) with respect to consulting fees and ancillary expense reimbursements.

In addition, for the year ended April 30, 2009 legal fees in the amount of $243,734 (April 30, 2008 - $265,807) were paid to a law firm in which an officer of the Company, the Corporate Secretary, is a partner. Included in accounts payable and accrued liabilities is the amount of $1,330 (April 30, 2008 - $250,000) with respect to services rendered. These transactions are in the normal course of operations and reflect the amount of consideration established and agreed to by the related parties.

The above noted transactions are in the normal course of business and are measured at the exchange amount, as agreed to by the parties.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

13.	LOSS PER SHARE

Year ended April 30,	2009	2008
Net loss attributable to common shareholders	$(24,979,908)	$(2,298,463)

Weighted average shares outstanding - basic	139,836,091	108,104,203
Dilutive stock options	—	—
Dilutive warrants	—	—

Weighted average shares outstanding - diluted	139,836,091	108,104,203

Basic and diluted loss per share	$(0.18)	$(0.02)

As result of the net loss for the years ended April 30, 2009 and 2008, the potential effect of the exercise of stock options and warrants was anti-dilutive.

14.	SEGMENT DISCLOSURE

The Company has one operating segment, being the exploration of mining properties. As at April 30, 2009, 2% (April 30, 2008 - 4%) of the Company’s mining properties and deferred exploration expenditure assets were located outside Canada.

15.	COMMITMENTS

a)	Under the terms of the flow-through private placement financing closed on December 4, 2008, the Company is committed to spend $18,870,000 on prescribed Canadian resource expenditures by December 31, 2009. Flow-through common shares require the Company to pay an amount equivalent to the proceeds of the issue on prescribed resource expenditures. If the Company does not incur the committed resource expenditures, it will be required to indemnify the holders of the shares for any tax and other costs payable by them as a result of the Company not making the required resource expenditures. The Company intends to comply with its flow-through expenditure commitments.

b)	Under the terms of an occupancy lease for office space, the Company is obligated to minimum annual rent payments of $149,832 in 2010 and $137,346 in 2011.

c)	The Company is committed minimum annual payments for the rental of exploration facilities and services of $469,600 in 2010.

d)	During fiscal 2009, the Company secured a letter of credit in favour of the Quebec Government in the amount of $385,046, representing 80% of the estimated cost of work under a corresponding site remediation plan submitted thereto.

Noront Resources Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED APRIL 30, 2009 AND 2008

(EXPRESSED IN CANADIAN DOLLARS)

16.	SUBSEQUENT EVENTS

a)	In June 2009, the Company granted 3,865,000 Stock Options to employees and consultants of the Company with an exercise price of $0.62 for five years from the date of grant. These options are subject to a three year vesting term.

b)	On July 21, 2009, the Company announced that it had entered into a property option agreement (the “Agreement”) with Eagle Hill Exploration Corporation (“Eagle Hill”) pursuant to which Eagle Hill may earn up to a 100% interest, subject to a 2% net smelter royalty, in Noront’s 100% owned Windfall Lake Property, located in Quebec, Canada (the “Property”).

Under the terms of the Agreement, Eagle Hill will, subject to a financing condition and regulatory approval, be entitled to earn up to a 100% interest in the Property, in the following transactions:

i)	a 10% interest upon payment of a consideration payments of $600,000 and incurring expenditures of $500,000 on the Property;

ii)	a further 41% interest upon incurring $2,000,000 in expenditures on the Property; and

iii)	a further 24% interest upon incurring $2,500,000 in expenditures on the Property and consideration payment of $400,000.

The Company will retain a 25% carried interest to the earlier of completion of a bankable feasibility study (the “BFS”) or a commitment to take the property into commercial production after which the Company would be responsible for its working interest of additional expenditures.

If Eagle Hill does not complete a BFS or commit to take the project to production, then the Company will have the option to purchase back the 75% of the Property, within the applicable period from Eagle Hill. At the time of completed BFS or the project has commenced production, the Company will have an option to either:

i)	convert all of its interest for a 2% net smelter royalty (“NSR”); or

ii)	retain a 25% interest in the Windfall Lake Property and be responsible for its pro rata costs to go into production and will receive compensation for its costs to date from production after certain expenditures are repaid.

c)	Subsequent to April 30, 2009, the option agreements with Passport Metals Inc., Sureshot Minerals Inc. and Bold Ventures Inc. pertaining to the Company’s Double Eagle property, were terminated, with all unspent funds being returned pursuant to the disposition of a mutual release.

17.	COMPARATIVE INFORMATION

Certain comparative amounts have been re-classified in order to conform with current year financial statement presentation.